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Contacts:   Charlotte Penner
            Director, Corporate Communications
            301-998-7465

            Nate Wallace
            Manager, Investor Relations
            301-984-5059

FOR IMMEDIATE RELEASE

                      MANUGISTICS ANNOUNCES RESTRUCTURING,
                    LEVERAGING STRENGTHS IN VERTICAL MARKETS
                          AND RAPID PRODUCT INNOVATION


         Rockville, Md., Sept. 24, 1998 -- Manugistics Group, Inc. (Nasdaq:
MANU) today announced a restructuring of its business, including the creation of the Company's first industry business unit focused on the high-technology and electronics vertical market, enabling the company to build on its momentum in this growing market. Other restructuring actions will allow the Company to leverage strengths in additional key vertical markets; promote a continued focus on rapid product innovation; allocate additional resources to the midrange market and strategic alliances; and enhance execution.

         "Over the past several quarters we have derived an increasing and significant percentage of revenue from the high-technology and electronics vertical market. To build on our success, today we have created our first industry business unit focused on this key area," said William M. Gibson, chairman and CEO of Manugistics. "The strengths and capabilities we acquired with ProMIRA and TYECIN, combined with our Manugistics5 solution, have enabled us to offer what clients in this space tell us is the most comprehensive supply chain solution available today to address the complexities of their environments. We believe this restructuring will enable us to increase our focus and investment in high technology and electronics on a global basis and raise the standard for supply chain solutions in this market."

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         Kenneth S. Thompson, executive vice president, will lead the high-technology and electronics business unit, which includes a cross-functional team consisting of sales, business consulting, marketing, and global consulting services. The other industry marketing organizations - Consumer Products, Process and Healthcare, and Motor Vehicles and Parts - will report to vice president Jeffrey L. Holmes and join Client Sales and Services led by Joseph E. Broderick, executive vice president. By aligning sales, business consulting, marketing and global consulting services, around key verticals, Manugistics will further strengthen its ability to deliver industry-specific solutions and services.

         Chartered to continue the Company's commitment to rapid product innovation, Mary Lou Fox, senior vice president, will assume overall responsibility for engineering and product marketing. By tightly integrating these organizations, the Company will enhance its focus on quickly developing and delivering innovative solutions that satisfy the needs of clients today and anticipate their needs for the future. In addition, vice presidents Frederick W. Rook and Eric J. Hughey have been promoted to the Executive Committee. Rook is responsible for leading the evolution of Manugistics' architecture and technology vision, and Hughey directs the Company's rapid product development efforts.

         The strategic alliances group, under the direction of vice president Steven J. Tonissen, will now report to Broderick, focusing resources in the midrange market to expand on its initial success and fostering close collaboration between alliance partners and the Client Sales and Services organization.

         Concurrent with the restructuring, the Company is trimming its workforce by about 80 employees, or approximately 6 percent, as part of an overall expense containment program begun in June. The Company expects to report a non-recurring charge of approximately $1 million for the quarter ending November 30, 1998 to cover costs related to the workforce reduction implemented during the quarter.


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         Headquartered in Rockville, Md., Manugistics Group, Inc. is the leading provider of customer-centric supply chain optimization solutions and has the largest global client base of any supply chain provider. The company's solutions are used by more than 700 companies to improve the flow of product within and among companies from raw materials or parts through manufacturing to delivery of product to the end customer. Manugistics' solutions for customer-centric supply chain optimization uniquely allow its clients to create and optimize their supply chains around their customers and are quick to implement, adapt easily to change, and deliver rapid results. Its clients include leading companies such as Compaq, Harley-Davidson, Nike, Nestle, Wal-Mart, DuPont, and Nortel.


Forward Looking Statements
         This press release contains forward looking statements that are subject to risks and uncertainties and there are important factors that could cause actual results to differ materially from those anticipated by such statements. (Certain of such statements are identified by use of words such as "anticipate," "believe," "estimate," "intend," "expect," or "future.") Most importantly, there are a number of important factors that could affect the Company's performance. Demand for the Company's supply chain management software products and the Company's quarterly operating results could be affected by business conditions or the general economy in domestic and international markets, the timely availability and acceptance of the Company's products, technological change, the timing and results of the Company's longer-term initiatives, the response of prospective customers to announced or commercially available products or pricing, competitors' announcements and other marketing activities, acquisitions or marketing relationships, the length of the Company's sales cycles, or the Company's ability to integrate acquired operations and technologies rapidly and effectively. The Company's expense levels are based largely on its expectations of future revenues, and if revenues were to be below expectations (as has occurred in the first two quarters of fiscal 1999), the Company's operating results would be and have been affected. The timing of releases of the Company's software products can be affected by client needs, marketplace demands, technological advances, and competitors' activities. The expansion of the Company's operations into foreign markets, including the Asia/Pacific and South America regions, might be affected by general economic conditions in foreign countries, difficulties in staffing and managing international operations, changes in foreign currency exchange rates, and political and economic instability. For further information, please refer to the Company's Form 10-K for the year ended February 28, 1998, and other reports and documents subsequently filed with the Securities and Exchange Commission which are publicly available, copies of which may also be obtained by contacting the Company's Investor Relations department at 301-984-5409. The Company assumes no obligation to update the information contained in this press release.


                                      # # #
Manugistics, the Manugistics logo, and working as one are registered trademarks of Manugistics, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.